Exhibit 99.1

To the Board of Directors

of Lytus Technologies Holdings PTV. LTD.:

Opinion on the Standalone Financial Statements

We have audited the accompanying standalone statement of financial position of DDC CATV Network Private Limited (the “Company”) as of March 31, 2018; as of March 31, 2019 and as of March 31, 2020, the related standalone statement of profit or loss and other comprehensive income, changes in equity and cash flows, for the period from April 1, 2017 through March 31, 2018; April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the standalone financial statements present fairly, in all material respects, the standalone financial position of the Company as of March 31, 2018, as of March 31, 2019 and March 31, 2020 and the standalone results of its operations and its cash flows for the period from April 1, 2017 through March 31, 2018; April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 31, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These standalone financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s standalone financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the standalone financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the standalone financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the standalone financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the standalone financial statements. We believe that our audit provides a reasonable basis for our opinion.

For Kirtane & Pandit LLP

Chartered Accountants

FRN: 105215W/W100057

PCAOB FIRM ID NO 5686

Milind Bhave

Partner

Membership No. 047973

Place: Mumbai, India

Date: May 28, 2021

DDC CATV NETWORK PRIVATE LIMITED

Standalone statement of financial position as at March 2020

	Note No.	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018	As at April 01, 2017
ASSETS		(In USD)	(In USD)	(In USD)	(In USD)
Non-current assets
a) Property, plant and equipment	7	13,56,796.00	15,64,979.00	18,46,979.00	11,46,601
b) Capital work-in-progress	7	-	-	-	-
c) Intangible assets	8	471.00	641.00	887.00	1,266
d) Intangible assets under development	8	-	-	-	-
e) Investments in associates and joint ventures	9	-	-	-	-
f) Financial assets
(i) Other investments	9	-	-	-	-
(ii) Trade receivables	10	-	-	-	-
(ii) other non current financial assets	11	16,472.00	26,466.00	-	-
g) Deferred tax assets		56,462.00	55,001.00	34,096.00	20,080
Total non-current assets		14,30,201.00	16,47,087.00	18,81,962.00	11,67,947

Current assets
a) Financial assets
(i) Other investments	9	-	-	-	-
(ii) Trade receivables	10	3,90,151.00	3,58,472.00	3,28,795.00	1,70,052
(iii) Cash and cash equivalents	12	40,581.00	23,925.00	26,119.00	1,090
(iv) Others financial assets	11	49,690.00	51,283.00	44,254.00	5,450
b) Other current assets	13	1,39,493.00	3,28,347.00	4,37,628.00	2,65,594
Total current assets		6,19,915.00	7,62,027.00	8,36,796.00	4,42,186

Asset held for sale		-	-	-	-

Total assets		20,50,116.00	24,09,114.00	27,18,758.00	16,10,133

EQUITY AND LIABILITIES
Equity
a) Equity share capital	14	1,544.00	1,544.00	1,544.00	1,544
b) Other equity	15	82,461.00	65,230.00	(8,634.00)	(1,89,159)
Equity attributable to owners of the Company		84,005.00	66,774.00	(7,090.00)	(1,87,615)

Total equity		84,005.00	66,774.00	(7,090.00)	(1,87,615)

Liabilities
Non-current liabilities
a) Financial liabilities
(i) Borrowings	16	-	-	-	-
(i) Security deposits		-	-	-	-
b) Other non-current liabilities	17	-	-	-	-
c) Employee benefits obligations	19	-	-	-	-
d) Provisions	20	-	-	-	-
f) Deferred tax liability		59,455.00	33,778.00	1,254.00	-

Total non-current liabilities		59,455.00	33,778.00	1,254.00	-

Current liabilities
a) Financial liabilities
(i) Borrowings	16	15,75,827.00	18,17,544.00	20,71,454.00	10,32,124
(ii) Trade payables	21	2,15,259.00	2,97,370.00	4,59,529.00	5,99,256
(iii) Other financial liabilities	22	1,195.00	432.00	1,614.00	772
(iii) Security deposits		59,808.00	1,02,568.00	1,08,722.00	1,09,171
b) Employee benefits obligation	19	-	-	-	-
c) Other current liabilities	23	34,990.00	56,710.00	46,658.00	56,425
d) Provisions	20	-	-	-	-
e) Current tax liability		19,577.00	33,938.00	36,617.00	-

Total current liabilities		19,06,656.00	23,08,562.00	27,24,594.00	17,97,748

Liabilities directly associated with the assets held for sale		-	-	-	-

Total liabilities		19,66,111.00	23,42,340.00	27,25,848.00	17,97,748

Total equity and liabilities		20,50,116.00	24,09,114.00	27,18,758.00	16,10,133

The accompanying 1 to 39 notes are an integral part of the financial statements

This is the Balance sheet referred to in our report of even date

For and on behalf of Board of Directors of Lytus Technologies Holdings PTV Ltd

Name	Name
Director	Director

DDC CATV NETWORK PRIVATE LIMITED

Statement of Standalone profit or loss and other comprehensive income for the year ended 31 March, 2020

	Note No.	For the year ended March 31, 2020	For the year ended March 31, 2019	For the year ended March 31, 2018
Continuing Operations		(In USD)	(In USD)	(In USD)
Income
Revenue from contract with customers	3	17,78,518.00	15,96,740.00	18,42,920.00
Other operating income	4	-	1,877.00	7,26,145.00
		17,78,518.00	15,98,617.00	25,69,065.00
Expenses
Operating expenses	5	15,18,263.00	12,47,308.00	18,80,075.00
Depreciation	7	2,97,521.00	3,57,116.00	4,65,787.00
Amortisation of intangible assets	8	170.00	246.00	379.00
		18,15,954.00	16,04,670.00	23,46,241.00
Finance income	5	448.00	502.00	-
Finance cost	6	3,325.00	21,445.00	43,691.00

Profit/(Loss) for the year from continuing operations		(40,313.00)	(26,996.00)	1,79,133.00

Discontinued operations
Profit/(Loss) for the year from discontiuned opearations		-	-	-

Profit/(Loss) for the year before taxation		(40,313.00)	(26,996.00)	1,79,133.00
Taxation
Current tax		26,442.00	11,456.00	16,169.00
Deferred Tax		2,558.00	(18,536.00)	(13,946.00)
		29,000.00	(7,080.00)	2,223.00

Profit/(Loss) for the year after taxation		(69,313.00)	(19,916.00)	1,76,910.00

Other comprehensive income
1) Items that will not be reclassified to profit or loss
Income tax relating to items that will not be reclassified subsequently to profit or loss		-	-	-

2) Items that may reclassified to profit or loss		86,544.00	93,780.00	3,615.00
Income tax relating to items that will be reclassified subsequently to profit or loss
Foreign currency transalation reserves		1,12,221.00	1,26,304.00	4,869.00
Income tax relating to items that will be reclassified subsequently to profit or loss		25,677.00	32,524.00	1,254.00
Total other comprehensive income		86,544.00	93,780.00	3,615.00

Total comprehensive income for the year		17,231.00	73,864.00	1,80,525.00
Earning per equity share of face value of Rs. 10 each	24
- Basic earnings per equity share (in USD.)		(6.93)	(1.33)	11.79
- Diluted earnings per equity share (in USD.)		(6.93)	(1.33)	11.79

Statement of significant accounting policies	2

The accompanying 1 to 39 notes are an integral part of the financial statements

This is the Statement of Profit and Loss referred to in our report of even date

For and on behalf of Board of Directors of Lytus Technologies Holdings PTV Ltd

Name	Name
Director	Director

DDC CATV NETWORK PRIVATE LIMITED

Standalone Statement of Changes in Equity for the year ended March 31, 2020

(In USD)

	Equity attributable to equity holders of the company
	Shares (Nos.)	Share capital	Accumlated foreign translation adjustments	Retained earnings	Total	Non- controlling interest	Total equity
Balance as at April 01, 2017	10,000.00	1,544.00	-	(1,89,159.00)	(1,87,615.00)	-	(1,87,615.00)
Net income				1,76,910.00	1,76,910.00	-	1,76,910.00
Translation adjustment, net of tax	-	-	3,615.00	-	3,615.00	-	3,615.00
Issuance of shares	-	-	-	-	-	-	-
Total comprehensive income for the year	10,000.00	1,544.00	3,615.00	(12,249.00)	(7,090.00)	-	(7,090.00)
Transaction with owners in their capacity as owners:						-	-
Interim dividend	-	-	-	-	-	-	-
Tax on dividend	-	-	-	-	-	-	-
Movement during the year	-	-	-	-	-	-	-
Balance as at March 31, 2018	10,000.00	1,544.00	3,615.00	(12,249.00)	(7,090.00)	-	(7,090.00)
Net income	-	-	-	(19,916.00)	(19,916.00)	-	(19,916.00)
Translation adjustment, net of tax	-	-	93,780.00	-	93,780.00	-	93,780.00
Issuance of shares	-	-	-	-	-	-	-
Total comprehensive income for the year	10,000.00	1,544.00	97,395.00	(32,165.00)	66,774.00	-	66,774.00
Transaction with owners in their capacity as owners:
Interim dividend	-	-	-	-	-	-	-
Tax on dividend	-	-	-	-	-	-	-
Movement during the year	-	-	-	-	-	-	-
Balance as at March 31, 2019	10,000.00	1,544.00	97,395.00	(32,165.00)	66,774.00	-	66,774.00
Net income	-	-	-	(69,313.00)	(69,313.00)	-	(69,313.00)
Translation adjustment, net of tax	-	-	86,544.00	-	86,544.00	-	86,544.00
Issuance of shares	-	-	-	-	-	-	-
Total comprehensive income for the year	10,000.00	1,544.00	1,83,939.00	(1,01,478.00)	84,005.00	-	84,005.00
Transaction with owners in their capacity as owners:
Interim dividend	-	-	-	-	-	-	-
Tax on dividend	-	-	-	-	-	-	-
Movement during the year	-	-	-	-	-	-	-
Closing balance as at March 31, 2020	10,000.00	1,544.00	1,83,939.00	(1,01,478.00)	84,005.00	-	84,005.00

Statement of significant accounting policies	2

The accompanying 1 to 39 notes are an integral part of the financial statements

This is the Statement of changes in equity referred to in our report of even date

The accompanying 1 to 39 notes are an integral part of the financial statements

This is the Statement of changes in equity referred to in our report of even date

For and on behalf of Board of Directors of Lytus Technologies Holdings PTV Ltd

Name	Name
Director	Director

DDC CATV NETWORK PRIVATE LIMITED

Standalone Cash flow statement for the year ended March 31, 2020

Year ended March 31, 2020	(In USD) Year ended March 31, 2019	(In USD) Year ended March 31, 2018
A. Cash Flow from operating activities

Profit before tax	(40,313.00)	(26,996.00)	1,79,133.00
Adjustment for
Depreciation & Amortisation expenses	2,97,691.00	3,57,362.00	4,66,166.00
Finance cost	3,325.00	21,445.00	43,691.00
Interest income	(448.00)	(502.00)	-
Financial assets carried at amortised cost
Expected credit loss	-
EPCG (grant) income
Sundry balance written off	1,07,538.00	-	(2,04,131.00)
Profit/Loss on sale of property, plant and equipment	-	-
Remeasurements of the net defined benefit plans	-
Unrealized foreign exchange loss/(gain) (net)	-	-

Dividend Received
Operating profit before working capital changes	3,67,793.00	3,51,309.00	4,84,859.00
Movement in working capital
Trade receivable	(62,683.49)	(50,570.10)	(1,60,960.00)
Other financial assets	5,962.37-	(36,149.77	)-	(39,198.00)
Loans	-	-	-
Other assets	1,54,232.31	1,00,181.81	(1,13,754.00)
Trade payable	62,850.58	1,31,883.18	1,38,566.00
Other financial liabilities	(844.02)	1,072.65	(854.00)
Other liabilities	18,405.86	(12,984.29)	9,628.00
Security Deposits	36,977.79	(839.47)	-
Cash flow from operating activities post working capital changes	5,82,694.41	4,83,903.02	3,18,287.00
Income tax (paid)/refund (net)	19,206.43	(19,494.75)	(62,331.00)
Net cash flow from operating activities (A)	6,01,900.84	4,64,408.27	2,55,956.00
B. Cash flow from investing activities
Purchase of property, plant and equipment & intangible assets (including capital advances)	(89,338.00)	(75,116.00)	(11,65,976.00)
Sale of property, plant and equipment & intangible assets	-	-	-
Sale of CWIP	-	-	-
Interest received	448.00	502.00	-
Dividend Received
Investment in shares of subsidiary
Goodwill purcjased on buiness combination	-
Held for sale
Investments in bank deposits having original maturity of more than three months
Other bank balances
Net cash flow used in investing activities (B)	(88,890.00)	(74,614.00)	(11,65,976.00)
C. Cash flow from financing activities
Proceeds from long term borrowings	-	20,668.70	16,88,192.00
Repayment of long term borrowings (net)	-	-	-
Repayment of short term borrowings (net)	(1,08,604.13)	(1,40,509.40)	(7,58,172.00)
Proceeds from short term borrowings	-	-	1,23,489.00
Interest paid	(3,325.00)	(21,445.00)	(43,691.00)
Dividend and tax thereon paid
Net cash flow used in financing activities (C)	(1,11,929.13)	(1,41,285.70)	10,09,818.00
Increase in net cash and cash equivalents (A+B+C)	4,01,081.71	2,48,508.57	99,798.00
Cash and cash equivalents at the beginning of the year (refer note 12)	23,925.00	26,119.00	1,090.00
Exchange difference on translation of foreign currency and cash equivalents	(3,84,425.70)	(2,50,702.57)	(74,769.00)
Cash and cash equivalents at the end of the year (refer note 12)	40,581.00	23,925.00	26,119.00

1	Corporate information

DDC CATV Network Private Limited (the ‘Company’) is domiciled in India and incorporated on 20th November, 2013with the main object of carrying on the business of providing services relating to Cable TV operator as MSO. The Company provides services to LCO in the form of subscription of set top box and activation fees. The Company also provides the services of many type of services to the various broadcaster in the form of placement fees. The Company has their branch offices in various state of India like Delhi, Uttar Pradesh, Jharkhand etc.

2	Significant accounting policies

(a)	Basis of preparation, measurement and significant accounting policies

(i)	Compliance with International Financial Reporting Standards

The financial statements of the DDC CATV Network Private Limited have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

(ii)	Basis of preparation

The functional currency of the Company is “Rupees”, however the financial statements has been prepared in “USD” which is the Group functional currency and reporting currency and all amounts, are rounded with two decimals, unless otherwise stated.

(iii)	Basis of measurement Historical cost convention

The financial statements have been prepared on a historical cost convention on accrual basis.

(iv)	New and amended standards adopted by the Company

In April 2016, International Accounting Standards Board issued the final version of IFRS 16, Leases, which is effective for annual reporting periods beginning on or after April 1, 2019. IFRS 16 has replaced IAS 17 Leases, and its related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. It introduces a single, on-balance sheet lease accounting model for lessees.

The Company has adopted IFRS 16, effective annual reporting period beginning April 1, 2019, however there are no lease major transactions which required application of IFRS 16 and accordingly there is no impact on retained earnings or any other assets or liabilities of the Company.

(v)	New standards and interpretations not yet adopted

The Company has not applied the following new and revised IFRSs that have been issued but are not yet effective:

a	Amendments to IFRS Standards	References to Conceptual Framework

Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect from April 1, 2020. The Company does not expect that the amendment to have any impact on its financial statements.

b	Amendments to IFRS 3	Definition of Business

The Company does not expect that the amendment to have any impact on its evaluation of whether activities and assets acquired are a business or a group of assets with effect from April 1, 2020.

c	Amendments to IAS 1 and IAS 8	Definition of Material

The Company does not expect that the amendment to have any impact on its evaluation of ‘material’ in relation to its financial statements with effect from April 1, 2020.

d	Amendments to IFRS 9, IAS 39 and IFRS 7	Interest rate Benchmark Reform

The Company does not expect the amendment to have any significant impact. Applicable from April 1, 2020

e	Amendments to IAS 1	Classification of Liabilities

The Company does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position which is applicable from April 1, 2022.

(b)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (CODM).

The board of directors of the Company has appointed the Chief Executive Officer (‘CEO’) to assess the financial performance and position of the Company, and makes strategic decisions. The CEO has been identified as being the Chief Operating Decision Maker for corporate planning. Refer Note No. xx for segment information presented.

(c)	Current versus Non-Current Classification

The Company presents assets and liabilities in the balance sheet based on current / non-current classification. An asset is treated as current when it is:

Expected to be realised or intended to be sold or consumed in normal operating cycle Expected to be realised within twelve months after the reporting period, or

Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

Held primarily for the purpose of trading All other assets are classified as non-current. A liability is current when:

It is expected to be settled in normal operating cycle

It is due to be settled within twelve months after the reporting period, or

There is no unconditional right to defer the settlement of the liability for at least twelve months after thereporting period Held primarily for the purpose of trading

All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realisation in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

(d)	Revenue from contract with customers

Revenue is recognised based on approved contracts regarding the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

●	Subscription income includes subscription from subscribers. Revenue from Operations is recognised on accrual basis based on underlying subscription plan or agreements with the concerned subscribers.

●	Carriage / Placement / Marketing Incentive is recognised on accrual basis based on agreements with the concerned broadcasters.

●	Leased Line revenue is recognised on accrual basis based on agreements with the concerned subscribers’/telecommunication companies.

●	Advertisement income is recognised when relevant advertisements get telecasted.

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

(e)	Foreign Currencies

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in USD, which is Company’s presentation currency.

Transactions and Balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognised in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognised in other comprehensive income.

(f)	Financial Instrument Financial Assets

(i)	Classification

From 1 April 2018, the Company classifies its financial assets in the following measurement categories:

-	those to be measured subsequently at fair value (either through OCI or through profit or loss), and

-	those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Company reclassifies debt investments when and only when its business model for managing those assets changes.

(ii)	Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the Company commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

(iii)	Measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

Debt instruments

Subsequent measurement of debt instruments depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

-	Amortised cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

-	FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognised in profit or loss. When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from equity to profit or loss and recognised in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

-	FVPL: Assets that do not meet the criteria for amortised cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognised in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Company subsequently measures all equity investments at fair value. Where the Company’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognised in profit or loss as other income when the Company’s right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognised in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

(iv)	Impairment

From 1 April 2018, the Company assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortised cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognised initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Company’s financial liabilities include trade and other payables, loans andborrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost: After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations. Where guarantees in relation to loans or other payables of subsidiaries, joint ventures or associates are provided for no compensation, the fair values as on the date of transition are accounted for as contributions and recognised as part of the cost of the equity investment.

Derecognition of Financial assets

The Company derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognised in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognised.

Financial Liability

The Company derecognises a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognises a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognised in profit or loss

(g)	Property, Plant and Equipment

Property, Plant and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property, plant and equipment under installation / under development, as at balance sheet date. All project related expenditure viz. civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental / attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property, Plant and Equipment are derecognised from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property, Plant and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the written down method over their estimated useful lives, and is generally recognised in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

buildings	40 years
plant and equipment	3–12 years
fixtures and fittings	5–10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(h)	Investment Property

Investment property is initially measured at cost and subsequently at fair value with any change therein recognised in profit or loss.

Any gain or loss on disposal of investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss. When investment property that was previously classified as property, plant and equipment is sold, any related amount included in the revaluation reserve is transferred to retained earnings.

Investment properties aredepreciated on a written down basis over 30 years.

(i)	Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognised at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortised on a straight-line basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Customer acquisition list	5 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortisation period and the amortisation method for finitelife intangible assets is reviewed at each financial year end and adjusted prospectively, if appropriate.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognised based on the accounting policy for business combinations. These assets are not amortised but are tested for impairment annually.

(j)	Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

(j)	Provisions

Provisions are recognised when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

(k)	Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as finance cost.

(l)	Contingent Liabilities and Contingent Assets

Contingent liabilities are disclosed when there is a possible obligation as a result of past events, the existence of which will be confirmed only by the occurrence or non - occurrence of one or more uncertain future events not wholly within the control of the Company or when there is a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of amount cannot be made. Contingent assets are not recognized however disclosed in the financial statements.

(m)	Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable under operating leases are charged to the statement of profit or loss on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

(n)	Government grant

Government grants relating to non-monetary assets are recognised at nominal value. Grants that compensate the Company for expenses are recognised in the statement of profit or loss on a systematic basis in the same period in which the expenses are recognised. Grants that compensate the Company for the cost of an asset are recognised in the statement of profit or loss on a systematic basis over the expected useful life of the related asset upon capitalisation.

(o)	Employee benefits

Payments to defined contribution schemes are charged as an expense as they fall due. Payments made to state-managed pension schemes are dealt with as payments to defined contribution schemes where the Company’s obligations under the schemes are equivalent to those arising in a defined contribution scheme.

Provision for employees’ end of service benefits ares made in accordance with the Projected Unit Cost method as per IAS 19 Employee Benefits. The provision is recognised based on thevpresent value of the defined benefit obligations.

The present value of the defined benefit obligations is calculated using assumptions on the average annual rate of increase in salaries, average period of employment and an appropriate discount rate. The assumptions used are calculated on a consistent basis for each period and reflect management’s best estimate. The discount rates are set in line with the best available estimate of market yields currently available at the reporting date with reference to high quality corporate bonds or other basis, if applicable.

(p)	Cash and cash equivalent

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

(q)	Dividends

Dividend distributions to the Company’s shareholders are recognised as a liability in the financial statements in the period in which the dividends are approved.

(r)	Disposal/Asset held for sale

Assets may be disposed of individually or as part of a disposal Company. Once the decision is made to dispose of an asset, it is classified as “Held for Sale” and shall no longer be depreciated. Assets that are classified as “Held for Sale” must be disclosed in the financial statements. ● An asset is considered to be Held for Sale if its carrying amount will be recovered principally through a sale transaction, not through continuing use. The criteria for classifying an asset as Held for Sale are as follows:

-	It must be available for immediate sale in its present condition,
-	Its sale must be highly probable, and

-	It must be sold, not abandoned

(s)	Taxation

Income tax expense represents the sum of current and deferred tax (including minimum alternate tax). Tax is recognized in the Statement of Profit or Loss except to the extent that it relates to items recognized directly in equity or other comprehensive income, in such case the tax is also recognized directly in equity or in other comprehensive income. Any subsequent change in direct tax on items initially recognized in equity or other comprehensive income is also recognized in equity or other comprehensive income, such change could be for change in tax rate.

The Group’s liability for current tax is based on taxable profit for the year, and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are recognised using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities in the balance sheet and the corresponding tax bases used in the computation of taxable profit.

Taxable temporary differences arising from goodwill and, except in a business combination, the initial recognition of assets or liabilities that affect neither accounting profit nor taxable profit are not provided for. Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted at the balance sheet date.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and adjusted to reflect an amount that is probable to be realised based on the weight of all available evidence. Deferred tax is calculated at the rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax assets and liabilities are not discounted. Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also included within equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

(t)	Business Combination and Goodwill

The Company applies the acquisition method in accounting for business combinations. The consideration transferred by the Company to obtain control of a business is calculated as the sum of the fair values of assets transferred, liabilities incurred and assumed and the equity interests issued by the Company as at the acquisition date i.e. date on which it obtains control of the acquiree which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are recognized in the Statement of Profit or Loss as incurred, except to the extent related to the issue of debt or equity securities.

Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values on acquisition date.

Intangible Assets acquired in a Business Combination and recognized separately from Goodwill are initially recognized at their fair value at the acquisition date (which is regarded as their cost).

Goodwill is measured as the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and

Subsequent to initial recognition, intangible assets with definite useful life acquired in a Business Combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Goodwill and Intangible assets with indefinite useful life, if any, are tested for impairment at the end of each annual reporting period.

If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the excess is termed as gain on bargain purchase. In case of a bargain purchase, before recognizing a gain in respect thereof, the Company determines whether there exists clear evidence of the underlying reasons for classifying the business combination as a bargain purchase thereafter, the Company reassesses whether it has correctly identified all the assets acquired and liabilities assumed and recognizes any additional assets or liabilities that are so identified, any gain thereafter is recognized in the statement of profit or loss.

Contingent consideration is classified either as equity or financial liability. Amount classified as financial liability are subsequently re-measured to fair value with changes in fair value recognized in Statement of Profit or Loss.

(u)	Earnings per share

Basic earnings per share are calculated by dividing the net profit or loss for the year attributable to the owners of the Company by the weighted average number of equity shares outstanding during the year.

For the purpose of calculating diluted earnings per share, the net profit or loss for the year and the weighted average number of equity shares outstanding during the year are adjusted for the effects of all dilutive potential equity shares.

(v)	Critical accounting judgements and key sources of estimation uncertainty

(a)	Useful lives of property, plant and equipment:

The assessment of the useful economic lives and the method of amortising these assets require judgement. Depreciation and amortisation are charged to the income statement based on the useful economic life selected, which requires an estimation of the period and profile over which the Company expects to consume the future economic benefits embodied in the assets. The Company reviews its useful economic lives on at least an annual basis.

(b)	Estimation of provisions and contingent liabilities:

Management judgement is required for estimating the possible outflow of resources, if any, in respect of contingencies, claim, litigations etc against the Company as it is not possible to predict the outcome of pending matters with accuracy.

(c)	Estimation of provisions and contingent liabilities:

Life time expected credit loss allowance is computed based on historical credit loss experience.

(w)	First- time adoption of IFRS

These Standalone financial statements, for the year ended March 31 2020, are the Company first financial statements prepared in accordance with IFRS.

The accounting policies set out in the notes have been applied in preparing the Standalone Financial statements for the period ended March 31,2019 and for the years ended March 31, 2018. The Company has followed the same accounting policy choices (both mandatory exceptions and optional exemptions availed as per IFRS 1) as initially adopted on transition date i.e. April 1 ,2018.

An explanation of how the transition from Indian GAAP to IFRS has affected the Company Standalone Financial Statements is set out in the following tables and notes.

Exemptions and exceptions availed:

The applicable IFRS1 optional exemptions and mandatory exceptions applied in the transition from previous GAAP to IFRS as at the transition date, i.e. April 1, 2018 are explained below.

(a)	Estimates:

An entity’s estimates in accordance with IFRS at the date of transition to IFRS shall be consistent with estimates made for the same date in accordance with previous GAAP (after accounting policies), unless there is an objective evidence that those estimates were in error.

IFRS estimates as at April1, 2018 are consistent with the estimates as at same date made in conformity with previous GAAP. The Company has made estimates for Impairment of financial assets based on expected credit loss model in accordance with IFRS at the date of transition as these were not required under previous GAAP.

(b)	De-recognition of financial assets and liabilities

IFRS 1 requires a first-time adopter to apply the de-recognition provisions of IFRS 9 prospectively for transactions occurring on or after the date of transition to IFRS. However, IFRS 1 allows a first-time adopter to apply the de-recognition requirements in IFRS 9 retrospectively from the date of the entity’s choosing, provided that the information needed to apply IFRS 9 to financial assets and financial liabilities derecognized as a result of past transactions was obtained at the time of initially accounting for those transactions.

The Company has elected to apply the de-recognition provisions of IFRS 9 prospectively from the date of transition to IFRS.

(c)	Classification and measurement of financial assets

IFRS 1 requires an entity to assess classification and measurement of financial assets on the basis of the facts and circumstances that exist at the date of transition to IFRS. Accordingly, the classification and the measurement of financial assets is done based on the facts & circumstances as on the date of transition.

(d)	Business combinations

IFRS 1 provides the option to apply IFRS 3 prospectively from the transition date or from a specific date prior to the transition date. This provides relief from full retrospective application that would require restatement of all business combinations prior to the transition date. The Company elected to apply IFRS 3 prospectively to business combinations occurring after its transition date. Business combinations occurring prior to the transition date have not been restated. The Company has applied same exemption for investment in associates and joint ventures.

(e)	Fair value measurement of financial assets or financial liabilities

First-time adopters may apply IFRS 9 to day one gain or loss provisions prospectively to transactions occurring on or after the date of transition to IFRS. Therefore, unless a first-time adopter elects to apply IFRS 9 retrospectively to day one gain or loss transactions, transactions that occurred prior to the date of transition to IFRS do not need to be retrospectively restated.

Accordingly, The Company has opted for recognizing gain or loss prospectively to transactions occurring on or after the date of transition to IFRS.

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

3	Revenue from contract with customers Disaggregated revenue information

	For the year ended	For the year ended	For the year ended
	March 31, 2020	March 31, 2019	March 31, 2018
Types services	(In USD)	(In USD)	(In USD)
Subscription Income	12,76,874.00	10,43,656.00	12,44,241
Carriage Fees	2,06,176.00	2,33,638.00	2,78,850
Advertisement Income	1,32,728.00	67,597.00	80,923
Placement Fees	75,771.00	84,641.00	36,069
Fiber Lease Charges	69,878.00	69,491.00	75,816
Others	17,091.00	97,717.00	1,27,021

Total revenue from contract with customers	17,78,518.00	15,96,740.00	18,42,920

Timing of revenue recognition
Product transferred at point in time	-	-	-
Services transferred over time	17,78,518.00	15,96,740.00	18,42,920
	17,78,518.00	15,96,740.00	18,42,920

	For the year ended March 31, 2020 Cable	For the year ended March 31, 2019 Cable	For the year ended March 31, 2018 Cable
Revenue	17,78,518	15,96,740	18,42,920
External customer		-	-
Inter-segment
Less : Inter-segment adjustments and eliminations

Total revenue from contract with customers	17,78,518	15,96,740	18,42,920

Performance obligations

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer.

4	Other operating revenue

Miscellaneous Income - Foreign Exchange gains	-	-	550
Creditors written off			7,25,595
Bad Debts written off	~-	1,877	-
	-	1,877	7,26,145

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

5	Operating expense

	For the year	For the year	For the year
	ended March 31,	ended March 31,	ended March 31,
	2020	2019	2018
	(In USD)	(In USD)	(In USD)
Cost of materials consumed	17,233.00	1,66,547.00	93,572.00
Staff costs	1,42,547.00	1,01,937.00	90,111.00
Subscription charges	9,08,394.00	6,50,072.00	8,24,641.00
Lease Line charges	1,04,461.00	64,972.00	1,01,023.00
Electricity charges	53,770.00	56,625.00	59,683.00
Repair & Maintenance expenses	70,169.00	62,747.00	72,233.00
Business Support service	29,541.00	57,162.00	-
Operating lease rentals	21,357.00	14,777.00	15,995.00
Regulatory Expenses	11,096.00	5,277.00	9,204.00
Legal and professional expenses	10,607.00	24,170.00	24,629.00
Technical Support service	6,890.00	-	7,967.00
Conveyance & Traveling expenses	6,563.00	11,114.00	10,093.00
Bad Debts Written off	666.00	-	5,21,464.00
Copy right charges	6,827.00	7,217.00	5,529.00
Business Promotion	4,675.00	5,669.00	15,891.00
Security charges	3,322.00	3,423.00	3,988.00
Audit fee	845.00	430.00	466.00
Sundry debit balance written off	1,07,538.00	-	-
Foreign exchange losses	-	-	-
Loss on allowances	-	-	-
Other operating expenses	11,762.00	15,169.00	23,586.00
	15,18,263.00	12,47,308.00	18,80,075.00

5	Finance and other income

Interest on bank deposits and held-to-maturity investments	122.00	484.00	-
Interest on bank deposits and amortised cost investments Net gain on financial assets designated as FVTPL
Other income	326.00	18.00	-
	448.00	502.00	-

6	Finance and other cost

Interest on bank overdrafts, loans and other financial liabilities	2,535.00	18,906.00	33,399.00
Interest on other borrowings	-	-	-
Foreign exchange losses on borrowings	-	-	-
Other costs	790.00	2,539.00	10,292.00
	3,325.00	21,445.00	43,691.00

Total borrowing costs
Less: amounts included in the cost of qualifying assets (Note no. xx)
	-	-	-

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

7	Property, plant and equipment

Description	Plant and equipment	Furniture and fittings	Vehicles	Office equipment	Computer equipment	Total
Gross carrying value
As at April 1, 2017	11,44,858	-	-	401	1,342	11,46,601
Acquisition through business combination	7,55,627	961	7,228	4,990	6,506	7,75,312
Additions	6,13,563	-	-	218	372	6,14,153
Disposals	2,17,821		5,668			2,23,489
As at March 31, 2018	22,96,227	961	1,560	5,609	8,220	23,12,577

Additions	72,366	-	-	2,537	213	75,116
Disposals						-
As at March 31, 2019	23,68,593	961	1,560	8,146	8,433	23,87,693
Additions	84,968	-	-	4,105	265	89,338
						-
As at March 31, 2020	24,53,561	961	1,560	12,251	8,698	24,77,031

Accumulated depreciation and impairment loss
As at April 1, 2017	-	-	-	-	-	-
Charge for the year	4,57,387	251	479	2,509	5,161	4,65,787
Disposals			189			189
As at March 31, 2018	4,57,387	251	290	2,509	5,161	4,65,598
Charge for the year	3,53,496	171	220	1,361	1,868	3,57,116
As at March 31, 2019	8,10,883	422	510	3,870	7,029	8,22,714
Charge for the year	2,93,108	125	177	3,387	724	2,97,521
As at March 31, 2020	11,03,991	547	687	7,257	7,753	11,20,235

Net block as at March 31, 2018	18,38,840	710	1,270	3,100	3,059	18,46,979
Net block as at March 31, 2019	15,57,710	539	1,050	4,276	1,404	15,64,979
Net block as at March 31, 2020	13,49,570	414	873	4,994	945	13,56,796

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

8	Intangible assets

Description	Software	Total
Gross carrying value
As at April 1, 2017	1,266	1,266
Additions	-	-
Disposals	-	-
As at March 31, 2018	1,266	1,266
Additions	-	-
Disposals	-	-
As at March 31, 2019	1,266	1,266
Additions	-	-
Disposals	-	-
As at March 31, 2020	1,266	1,266

Accumulated amortisation
As at April 1, 2017	-	-
Charge for the year	379	379
Disposals	-	-
As at March 31, 2018	379	379

Charge for the year	246	246
Disposals	-	-
As at March 31, 2019	625	625
Charge for the year	170	170
Acquisition through business combination	-	-
Disposals	-	-
As at March 31, 2020	795	795

Net block as at March 31, 2018	887	887
Net block as at March 31, 2019	641	641
Net block as at March 31, 2020	471	471

Notes:

The above intangible assets are other than internally generated

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

9	Financial Assets

(In USD)

	As at	As at	As at	As at
	March 31, 2020	March 31, 2019	March 31, 2018	April 01, 2017

Non current investments	-	-	-	-

Investment in associates and joint ventures	-	-	-	-

Associates	-	-	-	-
Joint ventures	-	-	-	-
	-	-	-	-

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

10	Trade receivables

	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018	As at April 01, 2017
	(Rs. In USD)	(Rs. In USD)	(Rs. In USD)	(Rs. In USD)

Non Current
Receivable from related parties
Receivable from others

Less: allowance for doubtful debts (expected credit loss)
Less: allowance for doubtful debts (others)

Total (A)	-	-	-	-

Current
Receivable from related parties	-	-	-	-
Receivable from others*	3,90,151.00	3,58,472.00	3,28,795.00	1,70,052.00
	3,90,151.00	3,58,472.00	3,28,795.00	1,70,052.00

Less: allowance for doubtful debts (expected credit loss) Refer note below	-	-	-	-
Less: allowance for doubtful debts (others)	-	-	-	-
	-	-	-	-

Total (B)	3,90,151.00	3,58,472.00	3,28,795.00	1,70,052.00

Total receivables at the end of the year (A) + (B)	3,90,151.00	3,58,472.00	3,28,795.00	1,70,052.00

The average credit period on sales of services is 0 days, since the service income is received in advance (prepaid). No interest is charged on outstanding trade receivables. Accordingly no provision for expected credit loss has been made or required. The Actual bad debt is written off in the year of reporting itself, which is always higher than ECL provision expected. Trade receivables as on reporting date represents actual receivables.

11	Other financial assets

Non Current
Prepaid expenses	16,472.00	26,466.00	-	-
Loans and advances to related parties
Other loans and advances
Interest receivable
Other receivables
Fixed deposits with bank with maturity more than twelve months
Total (A)	16,472.00	26,466.00	-	-

Current
Deposits	38,564.00	41,406.00	44,254.00	1,220.00
Prepaid expenses	11,126.00	9,877.00	-	-
Other loans and advances			-	3,110.00
Interest receivable			-	996.00
Advance due from customer for contract work
Others			-	124.00
Total (B)	49,690.00	51,283.00	44,254.00	5,450.00

Total (A) + (B)	66,162.00	77,749.00	44,254.00	5,450.00

*	Refer note xx and xx - Financial instruments for disclosure of fair values in respect of financial assets measured at amortised cost and assessment of expected credit losses.

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

12	Cash and cash equivalents

Maintained locally	40,581.00	23,925.00	26,119.00	1,090.00
Maintained overseas,unrestricted in use
Maintained overseas, restricted in use
Cash and bank balances	40,581.00	23,925.00	26,119.00	1,090.00
Less: Deposits with maturities exceeding three months from the date of deposit
Cash and cash equivalents	40,581.00	23,925.00	26,119.00	1,090.00

13	Other current assets

Balances with government authorities	18,977	43,262	1,27,578	1,28,119
Advance to suppliers	60,007	1,99,922	2,39,975	1,27,807
TDS Receivables	22,386	77,728	49,820	9,668
Income tax refund receivables	38,123	-	-	-
MAT Credit Receivables	-	7,435	20,255	-
	1,39,493	3,28,347	4,37,628	2,65,594

14	Share capital

				(In USD)

	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018	As at April 01, 2017
(a) Authorised
i) 10,000 Equity shares of Rs.10/- each	1,00,000.00	1,00,000.00	1,00,000.00	1,00,000.00

Equity share capital
(b) Issued, subscribed & paid up
10000 equity shares of Rs.10 each
	1,544.00	1,544.00	1,544.00	1,544.00
	1,544.00	1,544.00	1,544.00	1,544.00

(c)	Reconciliation of number of equity shares

	As at March 31, 2020		As at March 31, 2019		As at March 31, 2018
	No of shares	Amount	No of shares	Amount	No of shares	Amount
Equity shares at the beginning of the year	10,000	1,544.00	10,000	1,544.00	10,000	1,544.00
Changes during the year	-	-	-	-	-	-
Equity shares at the end of the year	10,000	1,544.00	10,000	1,544.00	10,000	1,544.00

15	Other equity*

	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018	As at April 01, 2017

(i) Retained earnings	(1,01,478.00)	(32,165.00)	(12,249.00)	(1,89,159.00)

(ii) Retained earnings of subsidiary	-	-	-	-

(i) Foreign currency translations reserves	1,83,939.00	97,395.00	3,615.00	-

Total	82,461.00	65,230.00	(8,634.00)	(1,89,159.00)

*	For movement in balances, refer to statement of changes in equity

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

16	Borrowings

( In USD)
	As at			As at			As at			As at
	March 31, 2020			March 31, 2019			March 31, 2018			April 01, 2017
Particulars	Current	Non current	Total	Current	Non current	Total	Current	Non current	Total	Current	Non current	Total
Secured
Bank Overdraft Facility	-	-	-	1,04,072.00		1,04,072.00	2,62,325.00		2,62,325.00	1,40,578.00		1,40,578.00
External Commercial Borrowings in Foreign Currency			-			-			-			-
Term Loans from Banks			-			-			-			-
Term Loans from Financial Institutions			-			-			-			-
Loan from Bank			-			-			-			-
Long-term maturities of finance lease obligations			-			-			-			-
Total secured borrowings	-	-	-	1,04,072.00	-	1,04,072.00	2,62,325.00	-	2,62,325.00	1,40,578.00	-	1,40,578.00

Unsecured
Loan from Others
Non Convertible Debentures			-			-			-			-
Loan from Directors	15,75,827.00		15,75,827.00	17,13,472.00		17,13,472.00	18,09,129.00		18,09,129.00	1,37,410.00		1,37,410.00
Loan from a Related Party	-		-	-		-	-		-	-		-
Loan from a Directors (Subsidiary company)	-		-	-		-	-		-	-		-
External Commercial Borrowings in Foreign Currency			-			-			-			-
Term Loans from Banks			-			-			-			-
Term Loans from Financial Institutions			-			-			-			-
Loan from Others			-			-			-	7,54,136.00		7,54,136.00
Current maturities of finance lease obligations			-			-			-			-
Total unsecured borrowings			-			-			-			-
	15,75,827.00	-	15,75,827.00	17,13,472.00	-	17,13,472.00	18,09,129.00	-	18,09,129.00	8,91,546.00	-	8,91,546.00
Total borrowings	15,75,827.00	-	15,75,827.00	18,17,544.00	-	18,17,544.00	20,71,454.00	-	20,71,454.00	10,32,124.00	-	10,32,124.00

Terms and repayment schedule

Loan from directors is interest free and is repayable on demand.

Bank Overdraft facility is from Allahabad Bank and is secured against Fixed Deposits in the bank by the Directors of the Company.

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the year ended March 31, 2020

17	Other non-current liabilities

	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018	( In USD) As at April 01, 2017

Income received in advance
Financial guarantee obligation

20	Provisions

Provision for warranties
Provision site restoration

Non current	-	-	-	-
current	-	-	-	-

21	Trade Payables

Trade payables due to related parties	-	-	-	-
Employee related payables	9,638.00	13,772.00	7,141.00	411.00
Streaming Services Charges payable		-	-	-
Others	2,05,621.00	2,83,598.00	4,52,388.00	5,98,845.00
	2,15,259.00	2,97,370.00	4,59,529.00	5,99,256.00

22	Other financial liabilities (Current)

Current maturities of long-term borrowings	-	-	-	-
Interest accrued but not due on borrowings	-	-	-	-
Interest accrued and due on borrowings	-	-	-	-
Unclaimed dividend on equity shares	-	-	-	-
Unpaid Bonus	-	-	-	-
Book overdraft	-	-	-	-
Audit fee payable	1,195.00	432.00	1,614.00	772.00
Others	-	-	-	-
	1,195.00	432.00	1,614.00	772.00

23	Other current liabilities

Advances from customers	1,132.00	360.00	19,002.00	53,187.00
Income received in advance	-
Statutory liabilities	33,858.00	56,350.00	27,656.00	3,238.00
Others	-	-	-	-
	34,990.00	56,710.00	46,658.00	56,425.00

DDC CATV NETWORK PRIVATE LIMITED

Standalone Notes to the financial statements for the period ended March 31, 2020

24	Earning per share

			(In USD)
	As at	As at	As at
	March 31, 2020	March 31, 2019	March 31, 2018
Profit/(Loss) attributable to shareholders	(69,313.00)	(19,916.00)	1,76,910.00
Weighted average number of equity shares	10,000.00	15,000.00	15,000.00
Nominal value per equity share in Rs	10.00	10.00	10.00
Profit/(Loss) per equity share
Basic	(6.93)	(1.33)	11.79
Diluted	(6.93)	(1.33)	11.79

25	Contingencies and commitments

(A)	Details of contingencies

(B)	Capital and other commitments

a)  Estimated amount of contracts remaining to be executed on capital account, net of advances and not provided in the books are as follows:

Particulars	As at	As at	As at
	March 31, 2020	March 31, 2019	March 31, 2018

Property, plant and equipment	-	-	-

b) Other commitments:	-	-	-

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

26	Financial risk management

Risk management framework

The Company's activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Company's risk management framework. This note explains the sources of risk which the Company is exposed to and how the Company manages the risk and the related impact in the financial statements.

A.	Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Company. The Company's exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets measured at amortised cost. The Company continuously monitors defaults of customers and other counterparties and incorporates this information into its credit risk controls.

A.1	Credit risk management

The Company assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Company assigns the following credit ratings to each class of financial assets based on the assumptions, inputs and factors specific to the class of financial assets.

A: Low credit risk on financial reporting date

B: Moderate credit risk

C: High credit risk

The Company provides for expected credit loss based on the following:

Asset Company	Basis of categorization	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables and other financial assets	12 month expected credit loss
Moderate credit risk	Trade receivables and other financial assets	Life time expected credit loss or 12 month expected credit loss
High credit risk	Trade receivables and other financial assets	Life time expected credit loss or fully provided for

In respect of trade receivables, the Company recognises a provision for lifetime expected credit losses

Based on business environment in which the Company operates, a default on a financial asset is considered when the counter party fails to make payments within the agreed time period as per contract. Loss rates reflecting defaults are based on actual credit loss experience and considering differences between current and historical economic conditions.

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy or a litigation decided against the Company. The Company continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognised in statement of profit and loss.

Credit rating	Particulars	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018
A: Low credit risk	Cash and cash equivalents	40,581.00	23,925.00	26,119.00
	Other financial assets	1,89,183.00	3,79,630.00	4,81,882.00
B: Medium credit risk	Trade receivables	3,90,151.00	3,58,472.00	3,28,795.00
C: High credit risk	Trade receivables	-	-	-

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees/letter of credit, from customers where credit risk is high. The Company closely monitors the credit-worthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Company assesses increase in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

Other financial assets measured at amortised cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

A.2	Expected credit losses for financial assets other than trade receivables

The Company provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Company deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. In respect of loans, comprising of security deposits, credit risk is considered low because the Company is in possession of the underlying asset. However, in respect of loans comprising loans to related parties, credit risk is evaluated on the basis of credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. In respect of other financial assets, credit risk is evaluated based on Company's knowledge of the credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. The Company does not have any expected loss based impairment recognised on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub- category of such financial assets.

As at March 31, 2020

Particulars	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	Carrying amount net of impairment provision
Cash and cash equivalents	40,581.00	0.00%	-	40,581.00
Other financial asset	1,89,183.00	0.00%	-	1,89,183.00

As at March 31, 2019

Particulars	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	Carrying amount net of impairment provision
Cash and cash equivalents	23,925.00	0.00%	-	23,925.00
Other financial asset	3,79,630.00	0.00%	-	3,79,630.00

As at April 01, 2018

Particulars	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	Carrying amount net of impairment provision
Cash and cash equivalents	26,119.00	0.00%	-	26,119.00
Other financial asset	4,81,882.00	0.00%	-	4,81,882.00

Reconciliation of loss allowance	Loans
Loss allowance as on April 1, 2018	-
Expected loss recognised/(reversed) during the year	#REF!
Amounts written off	-
Loss allowance on March 31, 2019	#REF!
Impairment loss recognised/(reversed) during the year	#REF!
Amounts written off	-
Loss allowance on March 31, 2020	-

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

A.3	Expected credit loss for trade receivables under simplified approach

The Company recognizes lifetime expected credit losses on trade receivables using a simplified approach, wherein the Company has defined percentage of provision by analyzing historical trend of default relevant to each category of customer based on the criteria defined above and such provision percentage determined have been considered to recognize life time expected credit losses on trade receivables (other than those where default criteria are met).

B.	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company's approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Company manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents on the basis of expected cash flows. The Company takes into account the liquidity of the market in which the entity operates.

B.1	Contractual Maturities of financial liabilities

The tables below analyze the Company‟s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

March 31, 2020	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years	Total

(i) Borrowings	15,75,827.00				15,75,827.00
(ii) Trade payables	2,15,259.00				2,15,259.00
(iii) Other financial liabilities	36,185.00				36,185.00
Total	18,27,271.00	-	-	-	18,27,271.00

March 31, 2019	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years

(i) Borrowings	17,13,472.00				17,13,472.00
(ii) Trade payables	2,97,370.00				2,97,370.00
(iii) Other financial liabilities	57,142.00				57,142.00
Total	20,67,984.00	-	-	-	20,67,984.00

March 31, 2018	Less than 1 year	1 - 2 years	2 - 3 years	More than 3 years

(i) Borrowings	1,37,410.00				1,37,410.00
(ii) Trade payables	4,59,529.00				4,59,529.00
(iii) Other financial liabilities	48,272.00				48,272.00
Total	6,45,211.00	-	-	-	6,45,211.00

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

C.	Market risk

(I) Interest Rate risk

The Company‟s policy is to minimize interest rate cash flow risk exposures on long-term financing. At March 31, 2020, the Company is not exposed to changes in market interest rates through bank borrowings at variable interest rates since Company does not have any long term borrowings. Other borrowings are short term and has fixed rate of interest on utilization of overdraft facility.

Company's exposure to interest rate risk on borrowings is as follows

Particulars	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018
Variable rate	-	-	-
Fixed rate	-	-	-
Total	-	-	-

27	Fair value measurements

A	Financial assets and liabilities

The carrying amounts and fair values of financial instruments by class are as follows:

(In USD)

As at March 31, 2020	Fair value through profit & loss	Fair value through other comprehensive income	Amortized cost
Financial Assets
(i) Investments	-	-	-
(ii) Trade receivables	3,90,151.00	-	-
(iii) Others financial assets	1,89,183.00	-	-
Total	5,79,334.00	-	-

Financial Liabilities
(i) Borrowings	-	-	15,75,827.00
(ii) Trade payables	2,15,259.00	-	-
(iii) Other financial liabilities	1,195.00	-	-
Total	2,16,454	-	15,75,827

(In USD)

As at March 31, 2019	Fair value through profit & loss	Fair value through other comprehensive income	Amortized cost
Financial Assets
(i) Investments	-	-	-
(ii) Trade receivables	3,58,472.00	-	-
(iii) Others financial assets	3,79,630.00	-	-
Total	7,38,102.00	-	-

Financial Liabilities
(i) Borrowings	-	-	18,17,544.00
(ii) Trade payables	2,97,370.00	-	-
(iii) Other financial liabilities	432.00	-	-
Total	2,97,802.00	-	18,17,544.00

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

(In USD)

As at April 01, 2018	Fair value through profit & loss	Fair value through other comprehensive income	Amortized cost
Financial Assets
(i) Investments	-	-	-
(ii) Trade receivables	3,28,795.00	-	-
(iii) Others financial assets	-	-
Total	3,28,795.00	-	-

Financial Liabilities
(i) Borrowings	-	-	10,32,124.00
(ii) Trade payables	4,59,529.00	-	-
(iii) Other financial liabilities	1,614.00	-	-
Total	4,61,143.00	-	10,32,124.00

Trade receivables comprise amounts receivable from the sale of goods and services.

The management consider that the carrying amount of trade and other receivables approximates their fair value.

Bank balances and cash comprise cash and short-term deposits held by the Company. The carrying amount of these assets approximates their fair value.

Trade and other payables principally comprise amounts outstanding for trade purchases and on-going costs. The management consider that the carrying amount of trade payables approximates to their fair value.

B	Fair values hierarchy

Financial assets and financial liabilities measured at fair value in the balance sheet are categorized into three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1: Quoted prices for identical instruments in an active market;

Level 2: Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

Level 3: Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

B.1	Financial assets and liabilities measured at fair value - recurring fair value measurements

(In USD)

As at March 31, 2020	Note	Level 1	Level 2	Level 3
Investments		-	-	-

As at March 31, 2019	Note	Level 1	Level 2	Level 3
Investments		-	-	-

As at April 01, 2018	Note	Level 1	Level 2	Level 3
Investments		-	-	-

Valuation process and technique used to determine fair value

In order to arrive at the fair value of unquoted investments, the Company obtains independent valuations. The techniques used by the valuer are as follows:

a) Asset approach - Net assets value method

b) Income approach - Discounted cash flows (“DCF”) method

c) Market approach - Enterprise value/Sales multiple method

B.2	Fair value of instruments measured at amortized cost

(In USD)

	As at March 31, 2020		As at March 31, 2019		As at April 01, 2018
	Carrying value	Fair Value	Carrying value	Fair Value	Carrying value	Fair Value
Borrowings	15,75,827.00	15,75,827.00	18,17,544.00	18,17,544.00	10,32,124.00	10,32,124.00
Liability portion of compound instruments

The management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

(i) Long-term fixed-rate receivables are evaluated by the Company based on parameters such as interest rates, individual creditworthiness of the customer and other market risk factors. Based on this evaluation, allowances are taken into account for the expected credit losses of these receivables.

(ii) The fair values of the Company‟s fixed interest-bearing borrowings are determined by applying discounted cash flows („DCF‟) method, using discount rate that reflects the issuer‟s borrowing rate as at the end of the reporting period.

(iii) All the other long term borrowing facilities availed by the Company are variable rate facilities which are subject to changes in underlying Interest rate indices. Further, the credit spread on these facilities are subject to change with changes in Company's creditworthiness. The management believes that the current rate of interest on these loans are in close approximation from market rates applicable to the Company. Therefore, the management estimates that the fair value of these borrowings are approximate to their respective carrying values.

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

29	Capital management policies

The Company’s capital management objectives are to ensure the Company‟s ability to continue as a going concern as well as to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Company monitors capital on the basis of the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognised in other comprehensive income.

The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Company are summarised as follows:

(In USD)

Particulars	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018
Non Current Borrowings	-
Current Borrowings	15,75,827.00	18,17,544.00	20,71,454.00
Cash and cash equivalents	40,581.00	23,925.00	26,119.00
Net debt	15,35,246.00	17,93,619.00	20,45,335.00
Total equity	84,005.00	66,774.00	(7,090.00)
Net debt to equity ratio	1827.57%	2686.10%	-28848.17%

30	Related party disclosures

A.	Names of related parties and related party relationships

i) Lytus Technologies Holding Private Limited (Holding/Parent Company w.e.f 31 March 2020)

B	Key Management Personnel (KMP):

Ravi Gupta	Director
Nirlep Kumar	Director

C Relatives of KMP:

Rekha Gupta	Director's Sister
Swaran lata Gupta	Director's Mother

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

C	Enterprise over which KMP has significant influences

M/s MM Cable Network	Partners: Ravi Gupta& Nirlep Kr

M/s Explore Cable Network	Nirlep Kumar
Partner M/s Sunrise Communications	Prop.
Swaran lata Gupta M/s Alliance Cable Network
Nirlep Kumar
Partner	Partners:
M/s New City Line Cable Network	Video Cable
Ravi Gupta& Nirlep Kr M/s New Delhi	Nirlep Kumar Partner

M/s SMC Infrastructure Pvt Ltd	Nirlep Kumar Director

B.	Transactions with Subsidiaries and Key Management Personnel:

(In USD)

		KMP			Relatives of KMP			Significant influence Entity -KMP
S. No.	Particulars	March 31, 2020	March 31, 2019	March 31, 2018	March 31, 2020	March 31, 2019	March 31, 2018	March 31, 2020	March 31, 2019	March 31, 2018

I	Transactions made during the year
1	Remuneration	33,761	17,162	-	9,566
2	Loan Taken	1,80,521	17,04,422	16,72,286
2	Loan Repayment	(1,87,040)	(18,00,079)
3	Business Support Service							29,541
4	Rent paid/ provided	7,596	7,723	8,298				2,532
5	Sale/ Outward Supply of Goods or Services or Capital Goods							1,16,040
6	Property, plant and equipment along with other assets (refer note 33)			19,53,320
7	Unsecured loans along with other financial liabilities (refer note 33)			(14,02,898)
II	Year end balances
1	Investments
2	Outstanding loan receivable
3	Outstanding loan payable	15,75,827	17,13,472	18,09,129
4	Interest accrued receivable
5	Interest accrued payable
6	Provision for doubtful loans
7	Outstanding receivable
8	Outstanding loan and advances, net
9	Provision for doubtful receivable
10	Outstanding payable

Loans received from directors for the financial year 2017-18 includes balance of proprietary firm take over adjustments. (refer note 33)

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the period ended March 31, 2020

31	Assets pledged as security for borrowings are as under: Not Applicable

(In USD)

	Note	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018
Non Current
Property, plant & equipment		-	-	-
Intangible assets		-	-	-
Total non-current assets pledged as security		-	-	-

Current
Financial Assets
Trade receivables
Others financial assets
Non Financial Assets
Inventory
Other Current Assets
Total current assets pledged as security

Total assets pledged as security		-	-	-

DDC CATV Network Private Limited

Standalone Notes to the financial statements for the year ended March 31, 2020

32	Agreement with the Lytus Holding Technologies Private Limited

The Company (the Seller) has entered in to definitive, irrevocable share sales agreement with the Lytus Holding Technologies Private Limited, the company incorporated in British Virgin Island (Buyer) dated 21st February, 2020 , that it shall subject to fulfillment of the condition precedent specified in Clause 4 of the agreement Sale 51% of the equity shares against Sale Share Consideration of Rs. 1,99, 92,000/- shall be payable on successful listing of the Purchaser on a recognized stock exchange i.e consideration value of Rs. 3920/- per share. The said Sale Share Consideration shall be paid within 2 weeks of the successful listing of the Purchaser.

33	Acquisition of M/s. Delhi Distribution Company, a proprietary concern

The Company (the buyer) has succeeded, as a going concern, the M/s. Delhi Distribution Co. (Seller) engaged mainly in the business of cable tv services and fiber infrastructure services, dated 1st April 2017 , that net worth (difference of assets and liabilities as valued at book values on 31st March, 2017) after taken over will be introduced as unsecured loan in the books of successor company. ie in the seller books.

Calculation of Goodwill on acquisition	In INR	In USD
Amount payable - considered as unsecured loan	3,56,70,966	5,50,422
Less : Networth acquired (net Assets) - Refer working below	(3,56,70,966)	(5,50,422)
Goodwill	-	-

The Company applies the acquisition method in accounting for business acquisition. The consideration transferred (unsecured loans) by the Company to acquired business of M/s. Delhi Distribution Co. is calculated as the sum of the acquisition-date fair values of assets transferred, liabilities incurred, which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition costs are expensed as incurred.

The Company recognizes identifiable assets acquired and liabilities assumed in a business acquisition regardless of whether they have been previously recognized in the acquiree‟s financial statements prior to the acquisition. Assets acquired and liabilities assumed are generally measured at their acquisition-date fair values.

Goodwill is stated after separate recognition of identifiable intangible assets. It is calculated as the excess of the sum of a) fair value of consideration transferred, b) the recognized amount of any non-controlling interest in the acquiree and c) acquisition-date fair value of any existing equity interest in the acquiree, over the acquisition-date fair values of identifiable net assets.

If the fair values of identifiable net assets exceed the sum calculated above, the excess amount (ie gain on a bargain purchase) is recognized in profit or loss immediately.

With this acquisition, the Company expects to increase its market share in in Cable TV, Media and Internet Services market. Details of the acquisition are as follows:

Recognized amounts of identifiable net assets:	In INR	In USD
Property plant and equipment	5,02,45,437	7,75,314
Deposits	27,62,603	42,628
Trade and other receivables	7,09,64,643	10,95,022
Cash and cash equivalents	8,61,221	13,289
Other current assets	17,54,092	27,067
Borrowings	(5,90,41,781)	(9,11,046)
Other liabilities	(51,91,825)	(80,113)
Trade and other payables	(2,66,83,424)	(4,11,739)
Net identifiable assets and liabilities	3,56,70,966	5,50,422

The fair value of the trade and other receivables acquired as part of the acquisition is same as book value. There is no amount which is not expected to be collected.

The fair value of property, plant and equipment is same as book value as on 31st March, 2017 and there is no adjustments required for the same.

34	The IFRS financial statement is prepared for special purpose. The Board of Directors have adopted and approved the special purpose IFRS financials in the Board Meeting